Exhibit 5.1

January 27, 2017

Marathon Patent Group, Inc.

11100 Santa Monica Blvd., Ste. 380

Los Angeles, CA 90025

Re: Marathon Patent Group, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Marathon Patent Group, Inc., a Nevada corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the offering by the Company of up to 750,000 shares of the Company’s common stock (the “Shares”), to be issued pursuant to the Registration Statement on Form S-3 (File No. 333-198569) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on September 4, 2014 and declared effective by the Commission on January 6, 2015 (the “Registration Statement”), the related prospectus dated January 6, 2015, included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement filed with the Commission on January 27, 2017, pursuant to Rule 424(b) of the rules and regulations of the Securities Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company in accordance with the sales agreement, dated January 27, 2017 (the “Sales Agreement”), by and between the Company and Northland Securities, Inc., as described in the Prospectus Supplement.

In connection with this opinion, we have examined the Registration Statement, the Prospectus, and the Sales Agreement. We also have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than Chapter 78 of the Nevada Revised Statutes (based solely upon our review of a standard compilation thereof) as in effect as of the date hereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and when sold and issued against payment therefor in accordance with the terms of the Sales Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to our firm therein and in the Prospectus under the caption “Legal Matters.”  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Sichenzia Ross Ference Kesner LLP